PROFORMIX SYSTEMS, INC. AND SUBSIDIARIES

                                   EXHIBIT 11

EXHIBIT 11
COMPUTATION OF NET (LOSS) PER COMMON SHARE



                                                           YEAR ENDED
                                                           DECEMBER 31,
                                                           ------------
                                                       1997            1996
                                                    -----------    -----------
Net (Loss) Per Common Share

    (Loss from Operations                           $(1,507,745)   $(1,376,093)
(A) Dividends on Preferred Stock                        (90,000)       (90,000)
                                                    -----------    -----------
    (Loss) from Operations
      applicable to Common Stock                     (1,597,745)    (1,466,093)
    (Loss) from Extrodinary Item                          --              --
                                                    -----------    -----------
    (Loss) applicable to Common Stock               $(1,597,745)   $(2,135,806)
                                                    ===========    ===========
  Shares
      Weighted Average of Common
        Shares Outstanding                            2,094,724      1,160,864
                                                    ===========    ===========
  Net (Loss) Per Common Share:
       Operations                                   $  (0.76)      $   (1.26)
       Extraordinary Item                               --             (0.58)
                                                    -----------    -----------
       Net (Loss)                                   $  (0.76)      $   (1.84)
                                                    ===========    ===========
  Net (Loss) Per Common Share -
    Assuming Dilution (see "NOTE")
    (Loss) from Operations                          $(1,507,745)   $(1,376,093)
(A) Dividends on Preferred Stock                        (90,000)       (90,000)
                                                    -----------    -----------
    (Loss) from Operations as adjusted               (1,597,745)    (1,466,093)
    (Loss) from Extrodinary Item                          --          (669,713)
                                                    -----------    -----------
    Net (Loss) as adjusted                          $(1,597,745)   $(2,045,806)
                                                    ===========    ===========
    Shares
      Weighted Average of Common
        Shares Outstanding                            4,197,875      4,181,500
(B)   Assuming Exercise of Stock Options                684,378          --
(C)   Assuming Exercise of Warrants                      30,242          --
                                                    -----------    -----------
      Weighted Average of Common Shares
        Outstanding, as adjusted                      4,912,495      4,181,500
                                                    ===========    ===========
    Net (Loss) per Common Share-Assuming Dilution:
      Operations                                    $  (0.33)      $   (1.26)
      Extraordinay Item                                  --            (0.58)
                                                    -----------    -----------
      Net (Loss)                                    $  (0.33)      $   (1.84)
                                                    ===========    ===========

EXHIBIT 11
COMPUTATION OF NET (LOSS) PER COMMON SHARE, continued

NOTE: The calculation for Net (Loss) Per Common Share - Assuming Dilution is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by Financial Accounting Standards Board No. 128 "Earnings Per Share" (FASB 128) since the results are anti-dilutive.

(A) - Convertible Preferred Stock has no shares issued an outstanding at 12/31/97 and 12/31/96 and therefore is not a common stock equivalent. Cumulative Preferred Stock is not convertible into common shares even though 10 shares are outstanding at 12/31/97 and 12/31/96 and is also not considered a common stock equivalent.

(B) - The dilutive options (i.e. the average yearly market price is greater than the exercise price) assume that the 1,086,010 shares exercised resulting in proceeds of $3,818,828 are reacquired using the treasury stock method at the yearly average market price of $5.58 per share. Thus, $3,818,828/$5.58=684,378 shares are assumed to be reacquired and are included as such in common shares outstanding at the beginning of the year.

(C) - The dilutive warrants (i.e. the average yearly market price is greater than the exercise price) assume that the 38,611 shares exercised resulting in proceeds of $168,750 are reacquired using the treasury stock method at the yearly average market price of $5.58 per share. Thus, $168,750/$5.58=30,242 shares are assumed to be reacquired and are included as such in common shares outstanding at the beginning of the year.